Exhibit 99.1

DALLAS, July 28, 2026

AT&T Closes Acquisition of Spectrum Licenses from EchoStar

Transaction boosts AT&T’s 5G capacity nationwide, giving customers across the U.S. a stronger, faster connection

Key Takeaways:

•

Acquisition adds approximately 50 MHz of low-band and mid-band spectrum to AT&T’s holdings – covering virtually every market across the U.S., strengthening AT&T’s position in advanced connectivity across 5G and fiber.

•	AT&T reiterates the financial outlook and capital allocation plan provided in its second-quarter 2026 earnings release.

AT&T (NYSE:T) has closed its previously announced transaction to acquire certain wireless spectrum licenses from EchoStar (NASDAQ: ECHO) for approximately $23 billion. The acquired spectrum covers virtually every market across the U.S., adding approximately 30 MHz of nationwide 3.45 GHz mid-band spectrum and approximately 20 MHz of nationwide 600 MHz low-band spectrum to AT&T’s portfolio.

The added spectrum enables AT&T to boost its 5G capacity and download speeds while helping the Company deliver an AI-ready connected experience as it engineers the spectrum to enhance the superior uplink capabilities of its wireless network.

AT&T reiterates the financial outlook and capital allocation plan provided with its second-quarter 2026 earnings release.

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About AT&T

We help more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the first phone call 150 years ago to our 5G wireless and multi-gig internet oﬀerings today, we @ATT innovate to improve lives. For more information about AT&T Inc. (NYSE:T), please visit us at about.att.com. Investors can learn more at investors.att.com.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise. This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the Company’s website at investors.att.com.

For more information, contact:

Brennan Edwards

AT&T Corporate Communications

Phone: (972) 209-2753

Email: brennan.edwards@att.com